                       SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549



                                    FORM 8-K


                                 CURRENT REPORT




                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934




     Date of Report (Date of earliest event reported)      March 17, 1994




                              YELLOW CORPORATION
             (Exact name of registrant as specified in its charter)




          Delaware                   0-12255                    48-0948788
(State or other jurisdiction       (Commission              (IRS Employer
    of incorporation)               File Number)             Identification No.)




   10777 Barkley, P. O. Box 7563,      Overland Park, Kansas       66207
(Address of principal executive offices)                        (Zip Code)




Registrant's telephone number, including area code         (913) 967-4300




                                  No Changes.

         (Former name or former address, if changed since last report.)
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Item 5.  Other Events

      On March 17, 1994, Yellow Corporation (the company) announced that due primarily to the impact of the severe winter weather in January and February, it expects to report a net loss in the first quarter of 1994 greater than the net loss of $.06 per share recorded in 1993's first quarter.

      Severe winter weather and the earthquake in Southern California caused significant business disruptions and higher operating expenses for both its largest motor carrier subsidiary, Yellow Freight System, Inc. and for Preston Trucking Company, Inc. Preston Trucking, whose operations are concentrated in the Northeast and Upper Midwest, was especially hard hit by the weather.

      Revenue and net income in both the first quarter of 1994 and 1993 were negatively impacted by a required change in the method of recognizing revenue, implemented in 1992. The change significantly reduces revenue and net income in the first quarter of each year while increasing both in the fourth quarter. This accounts for a substantial portion of the decline in earnings between the fourth quarter of 1993 and the first quarter of 1994 but will have negligible impact on full year earnings.

      Tonnage levels continue to show favorable year-over-year comparisons. In addition, the pricing environment remains stable, with broad customer acceptance of the need for the rate increases implemented early in the first quarter of 1994. Final first quarter results will be available on April 21, 1994.





                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                         YELLOW CORPORATION
                                                            (Registrant)



Date:     March 21, 1994                              /s/ Phillip A. Spangler
                                                    Phillip A. Spangler
                                                    Vice President and Treasurer